Exhibit 99.1

Douglas Cifu and Kenneth Schiciano Elected to MarketAxess Board of Directors

NEW YORK | January 26, 2026 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced the election of Douglas Cifu and Kenneth Schiciano to serve on the Company’s Board of Directors, effective March 1, 2026.

Mr. Cifu is the co‑founder of Virtu Financial, a global financial technology firm and market maker. He served as President from the company’s founding in 2008 until 2013, and then as Chief Executive Officer from 2013 through July 2025. He continued to advise Virtu through December 31, 2025. Before founding Virtu, Mr. Cifu was a partner at the international law firm Paul, Weiss, Rifkind, Wharton & Garrison.

Mr. Schiciano has served as a Senior Advisor at TA Associates, a leading global private equity firm, since July 2022, where he focuses on investments in infrastructure, software and financial technology companies. Mr. Schiciano joined TA Associates in 1989 and has more than 30 years of experience in the private equity industry, with deep expertise in the communications and financial technology industries. He previously served as a Managing Director from 2000 to 2022 and formerly served as co-head of TA’s North America Technology Group.

“We are pleased to welcome both Doug and Ken to our Board,” said Chris Concannon, CEO of MarketAxess. “Doug brings deep fintech and regulatory expertise from building a major global market maker, and Ken adds more than three decades of financial technology and private equity experience from a leading global investment firm. I am confident they will each provide invaluable insight as we continue investing in next‑generation trading protocols and data‑driven solutions.”

“I’m honored to join the MarketAxess Board and support a company that sits at the forefront of the digital transformation in fixed‑income trading. MarketAxess has a proven commitment to innovation and implementing advanced technology for the benefit of the market, and I look forward to contributing to its strategic vision,” said Mr. Cifu.

“MarketAxess has been a defining force in the evolution of electronic fixed-income markets. I am pleased to join the Board at a time when market structure, data, and technology are increasingly central to liquidity and transparency. I look forward to working with the Board and management to support the Company’s long-term growth and innovation,” said Mr. Schiciano.

Mr. Cifu earned his J.D. from Columbia Law School in 1990 and his B.A. magna cum laude from Columbia University.

Mr. Schiciano holds a Master of Science in Management from the Massachusetts Institute of Technology Sloan School of Management, a Master of Science in Electrical Engineering from Stanford University, and a Bachelor of Science in Electrical Engineering and Computer Science from Duke University.

###

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Approximately 2,100 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for the Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; issues related to the development and use of artificial intelligence; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our use of open-source software; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our tax filing positions; the effects of climate change or other sustainability risks that could affect our operations or reputation; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Contacts
INVESTOR RELATIONS	MEDIA RELATIONS
Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com